CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 29, 2015, relating to the financial statements and financial highlights of Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Small Capitalization Growth Investments, and Small Capitalization Value Equity Investments, certain of the Funds constituting Consulting Group Capital Markets Funds, appearing in the Annual Report on Form N-CSR of the Funds for the year ended August 31, 2015, and to the references to us under the headings “Financial Highlights for the Acquiring Funds” and “Financial Statements and Experts” in the Prospectus/Information Statement, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 9, 2015